Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Third Quarter Results, Increases 2012 EPS Guidance
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA November 1, 2012 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2012.

Highlights

•	Sales increased 3.5% (9.2% excluding currency) with continuing growth in order backlog.

•	Diluted EPS of $0.43 includes restructuring and tax charges.

•	Adjusted diluted EPS of $0.52, compared to $0.53 in the third quarter of 2011.

•	EPS comparisons adversely impacted by $0.04 per share in currency effects.

•	Raises 2012 Adjusted Diluted EPS guidance to between $2.67 and $2.72

Summary comparative results for the quarter were as follows:

($ millions, except per-share data)	Three Months Ended September 30,
	2012	2011
Net Sales	$303.8	$293.6
Gross Profit	90.4	81.4
Reported Operating Profit	26.3	26.1
Adjusted Operating Profit(1)	27.9	27.4
Reported Diluted EPS	0.43	0.49
Adjusted Diluted EPS(1)	0.52	0.53

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements that are described in “Non-GAAP Financial Measures” later in this release.

Consolidated sales grew 3.5% (9.2% excluding currency effects) when compared to the third quarter of 2011 on improvements in both of the Company's business segments. Pharmaceutical Packaging Systems segment (PPS) sales grew 3.3% (10.4% excluding currency effects), primarily on continued growth in demand for high-value pharmaceutical packaging components. Pharmaceutical Delivery Systems segment (PDS) sales grew 4.4% (6.7% excluding currency effects) on improved proprietary product sales and healthcare-related contract manufacturing revenues.

Consolidated gross profit grew by 11.2% over the prior-year period, to $90.4 million, resulting in a gross profit margin of 29.8%, or 2.1 percentage points higher than the third quarter of 2011. The improved gross profit and gross profit margin were primarily a result of sales growth and a more profitable sales mix in both business segments, which included pricing gains and production efficiencies that more than compensated for increases in material costs and plant overhead.

R&D increased by $0.5 million as a result of increased investment in next-generation packaging components. An $8.0 million increase in SG&A was largely the impact of the improved operating results and an increase in the Company's share price, which are used in determining performance-based and stock-based compensation. An increase in the Company's estimated 2012 effective tax rate was attributed to revised estimates of the international composition of pre-tax income and associated tax rates. Adjusted EPS of $0.52 in the quarter included $0.04 of net unfavorable currency effects when compared to the $0.53 reported in the 2011 period.

Executive Commentary

“Our third quarter results underscore West's strategy of focusing on products that deliver enhanced quality and value for our customers in order to generate superior performance for our shareholders,” said Donald E. Morel Jr., PhD, West's Chairman and Chief Executive Officer. “Continuing demand for our line of high-value products helped mitigate the negative effects of currency exchange. We saw terrific performance in contract manufacturing and a growing contribution from our proprietary products in the Pharmaceutical Delivery Systems segment. The stronger euro and solid business fundamentals lead us to increase our full year adjusted earnings per share guidance to between $2.67 and $2.72 despite the impact of a rising share price and a higher than forecasted effective tax rate.”

“Looking ahead to 2013, we expect sales growth between 4% and 7% on a constant currency basis. We expect that growth will be driven by customers moving up the product quality and value scale in Pharmaceutical Packaging Systems and increasing growth in Pharmaceutical Delivery Systems' proprietary products as customers accelerate their pre-commercial efforts.”

“We recently completed our annual review and update of our long term business plan and reaffirmed our strategic goals and program priorities. Our efforts will continue to be focused on the expansion of our high-value closure products and proprietary delivery systems, including CZ based containment systems. We have concluded that the strategic and financial objectives laid out last year remain readily achievable and, incorporating our performance over the last twelve months with our current understanding of our customers new product development cycles, we believe that West can attain revenues in the range of $1.8 billion to $2.0 billion, with a consolidated operating profit margin in the high teens as a percentage of sales, by the year 2017.”

Pharmaceutical Packaging Systems

In Pharmaceutical Packaging Systems, sales were $215.9 million and grew at 3.3% overall (10.4% excluding currency effects) when compared with the third quarter of 2011. High-value pharmaceutical packaging component sales grew by 17.0% excluding currency effects and, combined with improved pricing, overcame the 7.1% adverse impact of foreign currency. FluroTec®-coated, Envision™ and Westar® ready-to-use components contributed most of the high-value product gains. Excluding the effects of currency, sales grew in each of the Company's geographic operating regions, led by Europe. The dollar-value of the backlog of firm orders for Pharmaceutical Packaging Systems products at the end of the quarter was 17% higher (21% excluding currency) than at the end of the 2011 quarter, primarily attributable to customers ordering further in advance in response to longer production lead times.

Gross profit on sales was $71.9 million, 8.9% higher than the $66.0 million recorded in the prior-year period, and gross profit margin increased 1.7 percentage points to 33.3%. Overall sales growth, the more profitable sales mix associated with the rapid growth in high-value products, and higher selling prices accounted for the increase in gross profit and contributed a 3.5 percentage point improvement in gross profit margin. Those improvements were partially offset by increased raw material and other production costs that negatively impacted gross profit margin by 2.1 percentage points. Adverse foreign exchange effects reduced gross profit by $4.0 million.

SG&A costs increased slightly, to $28.3 million, and declined 0.2 margin points in relation to sales, to 13.1%, as increased staffing and incentive compensation costs were substantially offset by the $1.7 million favorable effect of currency translation on SG&A. The sales and gross profit margin improvements and modest increases in SG&A and R&D resulted in 12.6% growth in operating profit, to $39.2 million, and a 1.5 percentage point improvement in operating profit margin, to 18.2%.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were $88.2 million, or 4.4% higher than the $84.5 million reported in the 2011 third quarter (6.7% higher excluding currency effects), with gains coming from both proprietary products and contract manufacturing. Sales of the Company's proprietary products improved 17.1% over the prior-year period at constant exchange rates, and comprised 21% of segment sales, compared to 19% in the prior-year period. Administration system and safety-syringe products led the gains, and Daikyo Crystal Zenith® product sales were slightly higher than in the 2011 period. Healthcare-related contract manufacturing revenues grew by 12.8% in North America, more than offsetting softness in U.S.-based consumer product sales, and a decline in European sales.

Gross profit was $18.5 million in the quarter, up $3.1 million over the third quarter of 2011, and gross profit margin grew 2.8 percentage points, to 21.0%. The increase in gross profit was primarily attributable to production efficiencies, including restructuring-related savings, and higher selling prices.

SG&A costs increased $0.5 million, to $9.3 million, primarily as a result of higher incentive compensation and sales commissions associated with the improved sales and operating results. R&D spending grew slightly to $5.0 million, or 5.6% of segment revenue. The sales growth, gross profit margin improvement, and smaller relative growth in SG&A and R&D costs, yielded a $3.0 million increase in operating profit, to $4.7 million, and a 3.3 percentage point increase in operating profit margin, to 5.3% of sales.

Corporate and Other

Corporate SG&A costs increased by $7.0 million compared to the prior-year quarter, of which $6.2 million relates to the impact of improved performance expectations and share price appreciation on annual incentive and long-term, stock-based compensation plan measurements. The remaining increase was due to increases in third-party professional service costs.

The Company's estimate of its annual effective tax rate on adjusted pre-tax earnings for 2012 increased in the quarter from 26.4% to 27.5%, as a result of increases in expected profits in relatively high-tax rate jurisdictions, particularly in the U.S. and Europe. The year-to-date effect of that rate change resulted in a disproportionate increase in income tax expense in the quarter. The estimated annual effective tax rate used in the 2011 quarter was 25.6%. These estimated annual rates exclude the impact of items and tax-effects described in “Non-GAAP Financial Measures.”

Financial Guidance

The Company updated its full-year 2012 revenue and earnings-per-share guidance, which is summarized as follows:

(in millions, except EPS)	2012 Estimated Guidance	Prior 2012 Estimated Guidance
Consolidated net sales	$1,250 to $1,270	$1,240 to $1,270
Consolidated gross profit margin (% of sales)	30.4%	30.2%
Pharmaceutical Packaging Systems sales	$910 to $920	$900 to $920
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	34.4%	34.2%
Pharmaceutical Delivery Systems sales	$340 to $350	$345 to $355
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	19.8%	19.6%
Full-Year diluted earnings per share	$2.21 to $2.27	$2.21 to $2.34
Full-Year adjusted diluted EPS	$2.67 to $2.72	$2.60 to $2.70

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.29 for the remainder of 2012 ($1.22 was used in the Prior 2012 Estimated Guidance).

The Company indicated that its estimates for the remainder of 2012 include expected income from Daikyo Crystal Zenith and other proprietary safety and administration device sales, together with estimated development income, totaling $5.6 million, which are expected to yield adjusted diluted EPS of between $0.04 and $0.07 per share. A substantial part of those estimates relate to non- and pre-commercial customer activities and the achievement of milestones, and therefore involve increased risk that actual results may be lower than expected.

Sales growth during the first nine months of 2012 was enhanced by demand from customers who increased their inventories in support of new business and supply-chain risk management needs. The Company's annual financial guidance reflects an expectation of a continuing moderation in the incremental growth attributable to those factors in the fourth quarter of 2012.

The Company's 2012 capital spending plans are unchanged at between $145 million and $155 million, including an estimated $40 million of construction costs for a new corporate headquarters and research facility that it expects to be completed in late 2012.

Long-term outlook

West updated its long-term financial goals. The Company believes that organic growth in the current businesses can reasonably achieve revenues of between $1.8 billion and $2.0 billion in 2017, and a consolidated operating profit margin percentage in the high teens.

In Pharmaceutical Packaging Systems, West believes that the planning goals can be realized through a more profitable mix of products, driven by the anticipated growth in demand for increasing quality in pharmaceutical packaging components. West's products and services that address those needs include elastomer formulations that minimize variability and drug interaction, barrier and lubricity coatings, vision inspection, specialized bulk packaging, Westar processing and sterilization, and quality certifications.

Pharmaceutical Delivery Systems' achievement of sales and profitability goals will depend in large part on customer adoption of the Company's newer proprietary products for commercial use, including Daikyo Crystal Zenith insert-needle prefillable syringes, CZ in other containment and delivery formats, and safety, reconstitution and administration devices, including SmartDose™. Prior to commercial use, customers will be required to initiate and complete all stability, clinical and manufacturing testing and qualification with respect to each of their finished products that will incorporate the Company's components and systems.

The Company's previous statements concerning its achievable long-term objectives included sales of between $1.7 billion and $1.9 billion and an operating profit margin in the high teens in the year 2016, and the Company's updated outlook is consistent with those ranges. In relation to the previous statements, the current plan reflects the following expectations: accelerated growth in revenues and profitability in Pharmaceutical Packaging Systems; somewhat slower than previously expected commercialization of Daikyo Crystal Zenith products; further diversification of sales in Pharmaceutical Delivery Systems' proprietary products, including SmartDose and other administration and safety systems; and, increasing R&D spending in support of that growing portfolio of products.

The Company updates and shares its high-level, long-term objectives in order to help investors, employees and other stakeholders to better understand the strategic value of current and planned capital and research and development investments. As such, the revenue and profitability goals are not intended to predict or estimate actual results in any future period, but to indicate management's view of what it believes to be achievable in that time frame.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 866-356-4279 (U.S.) or 617-597-5394 (International). The confirmation number is 67327244.

A live broadcast of the conference call will be available at the Company's web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company's website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, November 8, 2012, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 20130032.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company's overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods and budget, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company's business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three- and nine-month periods presented in the accompanying tables:

Restructuring, impairment & related charges - During the three months ended September 30, 2012, we incurred restructuring, impairment and related charges of $1.1 million, all of which were associated with the restructuring plan announced in December 2010. During the nine months ended September 30, 2012, we incurred restructuring, impairment and related charges of $5.2 million, the majority of which related to impairment charges of $3.4 million, as we concluded that the estimated fair value of one of our product lines no longer exceeded the carrying value of the related assembly equipment and intangible asset. The remaining charges during the nine months ended September 30, 2012 were restructuring and related charges associated with the restructuring plan announced in December 2010. During the three and nine months ended September 30, 2011, we incurred restructuring, impairment and related charges of $1.0 million and $4.3 million, respectively, which were associated with the December 2010 restructuring plan and which were primarily for employee severance and benefits, as well as asset transfer and facility closure costs.

Acquisition-related contingencies - During the three and nine months ended September 30, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.5 million and $0.9 million, respectively, due to fair value adjustments. During the three and nine months ended September 30, 2011, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million and $0.3 million, respectively, due to fair value adjustments. In addition, during the nine months ended September 30, 2011, we eliminated $0.8 million of contingent consideration related to our July 2009 éris safety syringe system acquisition. This reflected our assessment that none of the contractual operating targets will be achieved over the earn-out period, which ends in 2014.

Extinguishment of debt - During the nine months ended September 30, 2012, we recognized a loss on debt extinguishment of $11.6 million related to our repurchase of $158.4 million in aggregate principal amount of 4.00% Convertible Junior Subordinated Debentures Due 2047, which included the purchase premium, transaction costs and a non-cash charge for unamortized debt issuance costs of the purchased Convertible Debentures. The purchase of the Convertible Debentures results in a 2.9 million share, or 7.8%, prospective reduction in West common shares included in the measurement of diluted earnings per share. Excluding the loss on debt extinguishment recognized in the second quarter, the effect is expected to be accretive to earnings per diluted share going forward, after accounting for interest expense to be incurred in connection with notes issued on July 5, 2012, the proceeds of which provided the permanent financing for the purchase of the Convertible Debentures.

Special separation benefits - During the nine months ended September 30, 2011, we incurred $2.1 million in special separation benefits related to the retirement of our former President and Chief Operating Officer. These costs were primarily for the revaluation and acceleration of stock-based compensation expense as a result of amendments to equity awards that allow certain of his awards to continue to vest over the original vesting period instead of being forfeited upon separation.

Discrete tax items - During the three and nine months ended September 30, 2012, we recorded discrete tax charges of $1.8 million resulting from the impact of a dividend from one of our foreign subsidiaries on our previously recorded U.S. foreign tax credit deferred tax asset, and of a change in the enacted tax rate in the United Kingdom on our previously recorded deferred tax balances there. During the nine months ended September 30, 2012, we also recorded a $0.3 million reduction of our deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations. During the three and nine months ended September 30, 2011, we recorded discrete tax charges of $0.7 million and $0.8 million, respectively, primarily resulting from the impact of changes in tax rates in certain foreign tax jurisdictions on previously recorded deferred tax balances.

The accompanying tables include the Non-GAAP measure of net debt to total invested capital, which management believes provides a useful measure of the comparative degree of West's financial leverage. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders' equity.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers' changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Risk Factors.”

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
Net sales	$303.8	100%	$293.6	100%	$944.9	100%	$896.9	100%
Cost of goods and services sold	213.4	70	212.2	72	654.7	69	642.9	72
Gross profit	90.4	30	81.4	28	290.2	31	254.0	28
Research and development	8.2	3	7.7	2	24.6	3	21.9	2
Selling, general and administrative expenses	53.7	18	45.7	16	159.5	17	142.7	16
Restructuring and other items	1.6	—	1.3	1	6.1	—	6.0	1
Other expense /(income), net	0.6	—	0.6	—	(3.6)	—	0.8	—
Operating profit	26.3	9	26.1	9	103.6	11	82.6	9
Loss on debt extinguishment	—	—	—	—	11.6	1.0	—	—
Interest expense, net	3.9	1	4.1	1	11.7	1	12.9	1
Income before income taxes	22.4	8	22.0	8	80.3	9	69.7	8
Income tax expense	9.0	3	6.6	2	25.5	3	17.9	2
Equity in net income of affiliated companies	1.4	—	1.5	—	4.8	—	4.9	—
Net Income	$14.8	5%	$16.9	6%	$59.6	6%	$56.7	6%
Net income per share:
Basic	$0.43		$0.50		$1.75		$1.69
Assuming Dilution	$0.43		$0.49		$1.70		$1.62
Average common shares outstanding	34.1		33.8		34.0		33.6
Average shares assuming dilution	34.7		37.0		36.2		37.0

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2012	2011	2012	2011
Pharmaceutical Packaging Systems	$215.9	$209.1	$687.4	$647.1
Pharmaceutical Delivery Systems	88.2	84.5	258.1	251.4
Eliminations	(0.3)	—	(0.6)	(1.6)
Consolidated Total	$303.8	$293.6	$944.9	$896.9
Operating Profit (Loss):
Pharmaceutical Packaging Systems	$39.2	$34.8	$143.4	$114.9
Pharmaceutical Delivery Systems	4.7	1.7	12.5	5.9
U.S. pension expense	(3.2)	(3.2)	(10.9)	(9.8)
Stock-based compensation expense	(4.4)	0.2	(11.8)	(4.8)
General corporate costs	(8.4)	(6.1)	(23.5)	(17.6)
Adjusted Operating Profit	27.9	27.4	109.7	88.6
Restructuring and other items	(1.6)	(1.3)	(6.1)	(6.0)
Reported Operating Profit	$26.3	$26.1	$103.6	$82.6

WEST PHARMACEUTICAL SERVICES RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED) THREE MONTHS ENDED SEPTEMBER 30, 2012 (in millions, except per share data)

	As Reported September 30, 2012	Restructuring, impairment & related charges	Acquisition-related contingencies	Discrete tax items	Non-GAAP September 30, 2012
Operating profit	$26.3	$1.1	$0.5	$—	$27.9
Interest expense, net	3.9	—	—	—	3.9
Income before income taxes	22.4	1.1	0.5	—	24.0
Income tax expense	9.0	0.1	0.1	(1.8)	7.4
Equity in net income of affiliated companies	1.4	—	—	—	1.4
Net income	$14.8	$1.0	$0.4	$1.8	$18.0
Net income per diluted share	$0.43	$0.03	$0.01	$0.05	$0.52

WEST PHARMACEUTICAL SERVICES RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED) THREE MONTHS ENDED SEPTEMBER 30, 2011 (in millions, except per share data)

	As Reported September 30, 2011	Restructuring, impairment & related charges	Acquisition-related contingencies	Discrete tax items	Non-GAAP September 30, 2011
Operating profit	$26.1	$1.0	$0.3	$—	$27.4
Interest expense, net	4.1	—	—	—	4.1
Income before income taxes	22.0	1.0	0.3	—	23.3
Income tax expense	6.6	0.4	0.1	(0.7)	6.4
Equity in net income of affiliated companies	1.5	—	—	—	1.5
Net income	$16.9	$0.6	$0.2	$0.7	$18.4
Net income per diluted share	$0.49	$0.02	$—	$0.02	$0.53

Please refer to the “Non-GAAP financial measures” for more information.

WEST PHARMACEUTICAL SERVICES RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 2012 (in millions, except per share data)

	As Reported September 30, 2012	Restructuring, impairment & related charges	Acquisition-related contingencies	Extinguishment of debt	Discrete tax items	Non-GAAP September 30, 2012
Operating profit	$103.6	$5.2	$0.9	$—	$—	$109.7
Loss on debt extinguishment	11.6	—	—	11.6	—	—
Interest expense, net	11.7	—	—	—	—	11.7
Income before income taxes	80.3	5.2	0.9	11.6	—	98.0
Income tax expense	25.5	1.6	0.2	1.8	(2.1)	27.0
Equity in net income of affiliated companies	4.8	—	—	—	—	4.8
Net income	$59.6	$3.6	$0.7	$9.8	$2.1	$75.8
Net income per diluted share	$1.70	$0.10	$0.02	$0.27	$0.06	$2.15

WEST PHARMACEUTICAL SERVICES RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 2011 (in millions, except per share data)

	As Reported September 30, 2011	Restructuring, impairment & related charges	Acquisition-related contingencies	Special separation benefits	Discrete tax items	Non-GAAP September 30, 2011
Operating profit	$82.6	$4.3	$(0.4)	$2.1	$—	$88.6
Interest expense, net	12.9	—	—	—	—	12.9
Income before income taxes	69.7	4.3	(0.4)	2.1	—	75.7
Income tax expense	17.9	1.5	—	0.8	(0.8)	19.4
Equity in net income of affiliated companies	4.9	—	—	—	—	4.9
Net income	$56.7	$2.8	$(0.4)	$1.3	$0.8	$61.2
Net income per diluted share	$1.62	$0.07	$(0.01)	$0.04	$0.02	$1.74

Please refer to the “Non-GAAP financial measures” for more information.

WEST PHARMACEUTICAL SERVICES NON-GAAP MEASURES RECONCILIATION OF 2012 ADJUSTED DILUTED EPS GUIDANCE TO 2012 REPORTED GUIDANCE

Full Year 2012 Guidance (1)
Adjusted diluted EPS guidance	$2.67 to $2.72
Restructuring & impairment, net of tax	(0.10)
Acquisition-related contingencies	(0.03) to (0.02)
Extinguishment of debt	(0.27)
Discrete tax items	(0.06)
Reported guidance, diluted earnings per share	$2.21 to $2.27

(1)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.29 for the remainder of 2012. Actual results will vary as a result of exchange rate variability, among other items.  Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended September 30,
	2012	2011
Depreciation and amortization	$56.7	$57.3
Operating cash flow	$117.6	$88.9
Capital expenditures	$98.4	$62.0

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2012	As of December 31, 2011
Cash and Cash Equivalents	$143.2	$91.8
Debt	$401.4	$349.4
Equity	$717.1	$654.9
Net Debt to Total Invested Capital †	26.5%	28.2%
Working Capital	$281.7	$228.8

† Net Debt and Total Invested Capital are Non-GAAP measures. Please refer to “Non-GAAP Financial Measures” for additional information regarding those measures.